Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

By and between:

MACKINAC FINANCIAL CORPORATION,

a Michigan corporation

and

STEINHARDT CAPITAL INVESTORS, LLLP,

a Delaware limited liability limited partnership

Dated as of March 27, 2012

TABLE OF CONTENTS

ARTICLE I. PURCHASE; CLOSINGS		1

1.1	Purchase	1
1.2	Closing	1

ARTICLE II. REPRESENTATIONS AND WARRANTIES		6

2.1	Disclosure	6
2.2	Representations and Warranties of the Company	7
2.3	Representations and Warranties of the Investor	23

ARTICLE III. COVENANTS		26

3.1	Filings; Other Actions	26
3.2	Use of Proceeds; Expenses	28
3.3	Access, Information and Confidentiality	28
3.4	Transfer	29
3.5	Reasonable Efforts	29
3.6	Shareholder Litigation	29
3.7	Most Favored Nation	30
3.8	Notice of Certain Events	30
3.9	Conduct of the Business	30

ARTICLE IV. TERMINATION		31

4.1	Termination	31
4.2	Effects of Termination	32

ARTICLE V. ADDITIONAL AGREEMENTS		32

5.1	No Rights Agreement	32
5.2	Investor Standstill Agreements	33
5.3	Compliance with Laws	35
5.4	Legend	36
5.5	Certain Transactions	37
5.6	Indemnity	39
5.7	Registration Rights	39
5.8	Governance Matters	49
5.9	Anti-Takeover Matters	51
5.10	Additional Regulatory Matters	51
5.11	Form D and Blue Sky	52
5.12	Securities Laws Disclosure; Publicity	52
5.13	No Additional Issuances	53
5.14	Rights Offering	53
5.15	Exchange of Series B Preferred	54

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ARTICLE VI. MISCELLANEOUS		55

6.1	Survival	55
6.2	Amendment	55
6.3	Waivers	55
6.4	Counterparts and Facsimile	55
6.5	Governing Law	55
6.6	Waiver of Jury Trial	55
6.7	Notices	55
6.8	Entire Agreement, etc.	56
6.9	Other Definitions	57
6.10	Captions	58
6.11	Severability	58
6.12	No Third-Party Beneficiaries	58
6.13	Time of Essence	58
6.14	Public Announcements	58
6.15	Specific Performance	58

LIST OF EXHIBITS

Exhibit A:	Form of Senior Promissory Note
Exhibit B:	Form of Opinion of Company Counsel
Exhibit C:	Form of Officer’s Certificate of the Company
Exhibit D:	Form of Secretary’s Certificate of the Company
Exhibit E:	Form of Passivity Commitment
Exhibit F:	Form of Certificate of Designations
Exhibit G:	Form of Officer’s Certificate of Investor

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 27, 2012, is made by and between MACKINAC FINANCIAL CORPORATION, a Michigan corporation, with its principal offices at 130 South Cedar Street, Manistique, MI 49854 (the “Company”) and STEINHARDT CAPITAL INVESTORS, LLLP, a Delaware limited liability limited partnership, with its principal offices at 650 Madison Avenue, 17th Floor, New York, NY 10022 (the “Investor”).

RECITALS:

The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein.

The securities to be purchased at the Closing (as defined below) are (i) shares of the Company’s common stock (the “Common Stock” or the “Common Shares”); (ii) a senior promissory note in a principal amount to be determined based upon the amount of the Unsubscribed Shares after the issuance to the Investor of the Purchased Common Stock (as defined below); and (iii) in the event that the Investor has not received the Federal Reserve Approval on the date that the Rights Offering closes, shares of the Company’s Mandatorily Convertible Cumulative Participating Series B Preferred Stock (the “Series B Preferred Stock” or the “Series B Preferred Shares”) which will be automatically converted into Common Shares upon the Investor’s receipt of the Regulatory Approvals.

The Company has engaged River Branch Capital, LLC as its financial advisor (the “Financial Advisor”) in connection with the offering and sale of securities pursuant to this Agreement.

As promptly as reasonably practicable following the date of this Agreement, the Company will commence the Rights Offering to the holders of record of Common Stock on the date of this Agreement, in which the Company will distribute to such shareholders, at no charge, non-transferable subscription rights to purchase shares of Common Stock as set forth in Section 5.14.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I.
PURCHASE; CLOSINGS

1.1          PURCHASE.

On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will sell to the Investor, a number of shares of Common Stock, and, if applicable after completion of the Rights Offering, shares of Series B Preferred Stock.

1.2          CLOSING.

(a)           Purchased Shares; Note.

(1)           Unless this Agreement has been terminated pursuant to Article IV, and subject to the satisfaction of the conditions to the closing set forth in Section 1.2(b), the closing shall take place, on the date that is six (6) business days following the day on which the conditions set forth in Section 1.2(b) (other than those that by their nature are to be satisfied at closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived, with a target date of May 17, 2012, at the offices of the Company located at 260 East Brown Street, Suite 300, Birmingham, MI 48009, or such other location as agreed by the parties in writing (the “Closing”).  The date of the Closing is referred to as the “Closing Date”.

(2)           Subject to the satisfaction of the conditions described in Section 1.2(b), at the Closing, the Company will deliver to the Investor:

(i)            one or more certificates representing such number of shares of Common Stock (the “Purchased Common Stock”) that the Investor may purchase on the Closing Date (including the Investor’s purchase of a portion of the Unsubscribed Shares) without the Investor owning more than nineteen and nine-tenths percent (19.9%) of the total number of shares of the Common Stock then issued and outstanding, at five dollars and seventy-five cents ($5.75) per share (the “Per Share Common Stock Purchase Price” and, as multiplied by the number of Purchased Common Stock, the “Common Stock Purchase Price”), rounded down to the nearest whole share; and

(ii)           a senior promissory note in the form attached hereto as EXHIBIT A (the “Note”) in a principal amount to be determined based upon the amount of the Unsubscribed Shares after the issuance to the Investor of the Purchased Common Stock (the “Principal Amount” and, together with the Common Stock Purchase Price, the “Purchase Price”), against payment by the Investor of the Purchase Price by wire transfer of immediately available United States funds to a bank account designated by the Company.

(3)           In the event that the Investor has not received the Federal Reserve Approval as of the Closing Date and all other conditions set forth in Section 1.2(b) have been satisfied or waived by the applicable party, the Company will deliver to the Investor:

(i)            one or more certificates representing such number of shares of Common Stock (the “Pre-Approval Shares”) that the Investor may purchase on the Closing Date without the Investor owning more than nine and nine-tenths percent (9.9%) of the total number of shares of the Common Stock then issued and outstanding (the “Non-Approval Limit”) at the Per Share Common Stock Purchase Price (the “Non-Approval Limit Purchase Price”), rounded down to the nearest whole share;

(ii)           one or more certificates representing such number of shares of Series B Preferred Stock (together with the Purchased Common Stock and the Pre-Approval Shares, the “Purchased Shares”) determined by dividing the Common Stock Purchase Price which the Investor would have purchased under Section 1.2(a)(2) above had the Investor received the Regulatory Approvals minus the Non-Approval Limit (the “Preferred Purchase Price”) by one thousand dollars ($1,000) per share, rounded down to the nearest whole share; and

(iii)         the Note in a principal amount to be determined based upon the amount of the Unsubscribed Shares after the issuance to the Investor of the Purchased Shares, against payment by the Investor of the sum of the Non-Approval Limit Purchase Price, the Preferred Purchase Price and the principal amount of the Note issued to the Investor under this Section 1.2(a)(3) by wire transfer of immediately available United States funds to a bank account designated by the Company.

(4)           The Purchased Shares, when taken together with the Note and any shares of Common Stock issuable pursuant to Section 5.14, are referred to herein as the “Securities”.

(b)           Closing Conditions.

(1)           The obligation of the Investor to consummate the Closing is subject to the fulfillment (or written waiver by the Investor) prior to or contemporaneously with the Closing of each of the following conditions:

(i)            (A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investor or its Affiliates from owning or voting any securities of the Company in accordance with the terms thereof, and (B) no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;

(ii)           the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall be true and correct in all material respects as of such date);

(iii)         since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or mBank, its wholly-owned banking subsidiary (the “Bank”);

(iv)          the Company shall have performed in all respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects);

(v)            each of the persons identified on Schedule 1.2(b)(v) shall have entered into amended and restated employment agreements in forms reasonably acceptable to the Investor and the Board of Directors;

(vi)          the Board of Directors shall have adopted, approved and recommended to the Company’s shareholders for approval at the Company’s 2012 annual meeting of shareholders, a new equity incentive plan in a form reasonably acceptable to the Investor and the Board of Directors;

(vii)         Honigman Miller Schwartz and Cohn LLP, counsel for the Company, shall have delivered to the Investor a written opinion, dated as of the Closing Date, as to the matters set forth on EXHIBIT B attached hereto, and otherwise in form and substance reasonably satisfactory to the Investor;

(viii)        the Company and the Investor shall have obtained all third-party consents and approvals necessary to consummate the transactions contemplated by this Agreement and the Exhibits to this Agreement (collectively, the “Transaction Documents”);

(ix)          (A) the Investor shall have received: (I) a written non-objection, from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the notice it filed in connection with its purchase of Common Shares, the Note and, if applicable, the Series B Preferred Shares, pursuant to the Change in Bank Control Act of 1978, as amended (the “CBCA”); and (II) written confirmation, satisfactory in its reasonable good faith judgment, from the Federal Reserve; in either case, to the effect that the purchase of the Common Shares, the Note and, if applicable, the Series B Preferred

Shares and the consummation of the Closing and the transactions contemplated by the Transaction Documents will not result in the Investor or any of its Affiliates (a) being deemed in control of the Company for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or (b) otherwise being regulated as a bank holding company within the meaning of the BHC Act (collectively, the “Federal Reserve Approval”); and (B) either: (I) the Investor shall have received written confirmation, satisfactory in its reasonable good faith judgment, from the Michigan Office of Financial and Insurance Regulation (“OFIR”) to the effect that the purchase of the Common Shares, the Note and, if applicable, the Series B Preferred Shares, and the consummation of the Closing and the transactions contemplated by the Transaction Documents will not result in the Investor or any of its Affiliates (other than the Company and the Company Subsidiaries) being required to file an acquisition of control application or become a bank holding company under the Michigan Banking Code (the “Michigan Banking Code”); or (II) an acquisition of control application shall have been approved by OFIR (the “OFIR Approval”); and (C) the Company shall have received (I) approval of the Federal Reserve of the appointment of the Board Representative to the Board of Directors of the Company and (II) approval of the Federal Deposit Insurance Corporation (the “FDIC”) of the appointment of the Board Representative to the board of directors of the Bank (together with the Federal Reserve Approval and the OFIR Approval, the “Regulatory Approvals”); and (D) otherwise the Company and the Investor shall have obtained all applicable governmental or regulatory approvals or authorizations of or, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities required in connection with the transactions contemplated by the Transaction Documents;

(x)           following the date hereof, the Company shall not have agreed to enter into a transaction that resulted in, or would result in if consummated, a Change in Control of the Company;

(xi)          the Company shall have delivered to the Investor a duly executed Officer’s Certificate in the form attached hereto as EXHIBIT C;

(xii)         the Company shall have delivered to the Investor a certificate of the Secretary of the Company, in the form attached hereto as EXHIBIT D, dated as of the Closing Date, (A) certifying the resolutions adopted by the Board of Directors approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Purchased Shares and the Note, (B) certifying the current versions of the Articles of Incorporation and Bylaws of the Company and (C) certifying as to the signatures and authority of persons signing the Transaction Documents and any related documents on behalf of the Company;

(xiii)       the Company shall have delivered to the Investor a Certificate of Good Standing for the Company from the Michigan Department of Licensing and Regulatory Affairs (“LARA”) as of the date immediately preceding the Closing Date;

(xiv)        the Company shall have implemented, effective subject to the occurrence of the Closing, the governance matters contemplated in Section 5.8 (to the extent applicable) with respect to the appointment of the Board Representative;

(xv)          the Company shall have caused the Common Shares issued to the Investor under this Agreement to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance;

(xvi)        the Investor shall have received such other documents and certificates as it may reasonably request or as may be required pursuant to this Agreement;

(xvii)       the Company shall have closed the Rights Offering or the Rights Offering shall have expired;

(xviii)      since the date hereof, there shall not have been any action taken, or any law enacted, entered, enforced or deemed applicable, by any Governmental Entity, whether in connection with the consents of any Governmental Entity specified in Section 1.2(b)(1)(ix) or otherwise, which imposes any new restriction or condition on the Company or the Company Subsidiaries or the Investor or any of its Affiliates (other than such restrictions as are described in the passivity or anti-association commitments, if any, required to be entered into by the Investor and/or any such Affiliate in connection with the transaction contemplated hereby, provided that such commitments are not more restrictive in any material respect than those contained in the form attached hereto as EXHIBIT E (the “Passivity Commitments”)) which is materially and unreasonably burdensome on the Company’s business following the Closing or on the Investor (or any of its Affiliates) related to its investment in the Securities, as applicable and as determined in the discretion of the party upon which such restriction or condition is imposed, or would reduce the economic benefits of the transactions contemplated by this Agreement to the Investor to such a degree that the Investor would not have entered into this Agreement had such condition or restriction been known to it on the date hereof (any such condition or restriction, a “Burdensome Condition”);

(xix)        the Company shall have filed with LARA (and LARA shall have accepted) the Certificate of Designations, substantially in the form attached hereto as EXHIBIT F (the “Certificate of Designations”), setting forth the terms of the Series B Preferred Stock; and

(xx)         the Company shall have entered into a definitive agreement with the U.S. Treasury to redeem all of the Company’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock and the related warrant issued to the U.S. Treasury (the “TARP Securities”) as part of the Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”).

(2)           The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i)            the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct, in all material respects, as applicable, as of such date);

(ii)           no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing and no lawsuit shall have been commenced by any Governmental Entity seeking to effect the foregoing;

(iii)         the Investor shall have obtained all third party consents and approvals necessary to consummate the transactions contemplated by the Transaction Documents (except for such consents and approvals, the absence of which would not reasonably be expected to have a Material Adverse Effect on the Investor);

(iv)          the Investor shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Investor shall have performed such obligations, as so qualified, in all respects);

(v)            the Investor shall have delivered to the Company a duly executed General Partner’s Certificate in the form attached hereto as EXHIBIT G; and

(vi)          LARA shall have accepted the filing of the Certificate of Designations.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

2.1          DISCLOSURE.

(a)           On or prior to the date of this Agreement, the Company delivered to the Investor a schedule (the “Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 or the covenants contained in Section 3.9; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)           “Material Adverse Effect” means, with respect to the Investor, only clause (z) that follows, or, with respect to the Company, both clauses (y) and (z) that follow, any circumstance, event, change, development or effect that, individually or in the aggregate (y) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, or (z) would materially impair the ability of either the Investor or the Company, to perform their respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following:

(1)           changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles;

(2)           changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by any Governmental Entity;

(3)           actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investor;

(4)           general changes, after the date hereof, in the economy or the industries in which the Company and the Company Subsidiaries operate;

(5)           changes, after the date hereof, in the market price or trading volume of the Common Stock (but not excluding the underlying causes of such changes, except to the extent related to the other exclusions in this definition); and

(6)           changes, after the date hereof, in global or national political conditions, including the outbreak or escalation of war or acts of terrorism;

except, with respect to clauses (1), (2), (4) and (6), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.

(c)           “Previously Disclosed” means information set forth on the Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that when it is reasonably apparent that information set forth on the Disclosure Schedule relates to another provision of this Agreement, such information will also be deemed to be Previously Disclosed with respect to such other provision and includes information publicly disclosed by the Company in the Company Reports filed by the Company with, or furnished to, the Securities and Exchange Commission (the “SEC”) from January 1, 2010, through the date of this Agreement, and publicly available as of the date of this Agreement, excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks included in any “forward looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature.

2.2          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a different specified date, in which case, as of such date) to the Investor that:

(a)           Organization and Authority.  The Company is a corporation duly organized and validly existing under the laws of the State of Michigan, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company.  The Company has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is duly registered as a bank holding company under the BHC Act.  The Company has filed with the SEC true, correct and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended through the date of this Agreement (the “Articles of Incorporation”), and the Bylaws of the Company, as amended through the date of this Agreement (the “Bylaws”).  The Company is not in violation of any of the provisions of the Articles of Incorporation or the Bylaws.

(b)           Company’s Subsidiaries.  The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company.  No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company Subsidiary may vote (“Subsidiary Voting Debt”) of such Company Subsidiary, or any option, warrant or right to purchase or acquire any additional shares of its capital stock or any Subsidiary Voting Debt of such Company Subsidiary.  All of such shares so owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned by it free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”) with respect thereto.  Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of organization and in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect.  Each

Company Subsidiary has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.  Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  The Company’s principal depository institution subsidiary, the Bank, is duly organized and validly existing as a Michigan state-chartered commercial bank, and its deposit accounts are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the charter and bylaws of the Bank, each as amended through the date of this Agreement.  No Company Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws.

(c)                                  Capitalization.

(1)                                 The authorized capital stock of the Company consists of eighteen million (18,000,000) shares of Common Stock and five hundred thousand (500,000) shares of preferred stock, no par value per share (the “Company Preferred Stock”).  As of the date hereof, there are three million, four hundred nineteen thousand, seven hundred thirty-six (3,419,736) shares of Common Stock outstanding, and eleven thousand (11,000) shares of Company Preferred Stock outstanding, all of which were issued to the U.S. Treasury as part of the CPP under TARP.

(2)                                 From the date hereof through the Closing Date, except in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including the Company’s redemption of the TARP Securities, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock (other than shares issued upon the exercise of Company Stock Options outstanding on the date hereof), (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.

(3)                                 As of the date hereof, there are (i) outstanding stock options (each, a “Company Stock Option”) to purchase an aggregate of three hundred ninety-two thousand, one hundred fifty-two (392,152) shares of the Common Stock issued under the Company’s 2000 Stock Incentive Plan or the Company’s Amended and Restated Director Stock Plan, in each case as amended or supplemented (collectively, the “Company Stock Plans”), (ii) no shares of restricted stock outstanding under the Company Stock Plans and (iii) no shares of the Common Stock reserved for issuance under the Company Stock Plans, the Company Stock Plans having expired.

(4)                                 Other than in respect of awards outstanding under or pursuant to the Company Stock Plans, and three hundred seventy-nine thousand, three hundred ten (379,310) shares of Common Stock reserved for potential issuance under the Warrant dated April 24, 2009, issued to the U.S. Treasury under the CPP (the “Treasury Warrant”), no shares of Common Stock or Company Preferred Stock are reserved for issuance.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(5)                                 The Series B Preferred Shares (upon filing of the related Certificate of Designations with LARA) will be duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor as provided in this Agreement, such Series B Preferred Shares will be validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The Common Shares issuable upon the conversion of the Series B Preferred Shares will, upon receipt of the Regulatory Approvals, have been duly authorized by all necessary corporate action, and when so issued upon such conversion or exercise, will be validly issued, fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(6)                                 Neither the Company nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Company.  No bond, debenture, note or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) is issued and outstanding.  Except as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, repurchase rights, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).  The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 30, 2010, and through the date hereof, and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date and through the date hereof.

(d)                                 Authorization.

(1)                                 The Company has the corporate power and authority to enter into or issue this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Common Stock, the Series B Preferred Stock and the Note in accordance with the terms of this Agreement and the issuance of the Common Stock upon the conversion of the Series B Preferred Stock, have been duly authorized by the affirmative vote of at least a majority of the Company’s Board of Directors (the “Board of Directors”).  This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investor, are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).  No other corporate proceedings or shareholder actions are necessary for the execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby.

(2)                                 When issued and sold against receipt of the consideration therefor as provided in this Agreement and the other Transaction Documents, the Common Shares, the Series B Preferred Shares and the Note to be issued pursuant to this Agreement will be validly issued, fully paid and nonassessable, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.  When issued upon the conversion of the Series B Preferred Shares as provided in the Certificate of Designations, the Common Shares will be validly issued, fully paid and nonassessable, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.

(3)                                 Neither the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions of any of the foregoing, will:

(i)                                    violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of: (A) subject to the filing of the Certificate of Designations with LARA, the Company’s Articles of Incorporation or Bylaws (or similar governing documents); or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject; or

(ii)                                subject to compliance with the statutes and regulations referred to in the next paragraph, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties.

(4)                                 Other than the securities or blue sky laws of the various states, and except as otherwise provided in this Agreement, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(e)                                  Knowledge as to Conditions.  As of the date of this Agreement, the Company knows of no reason why any Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(f)                                   Financial Statements.  The (i) consolidated balance sheets of the Company as of December 31, 2010, and 2009 and related consolidated statements of income, shareholders’ equity and cash flows for the three (3) years ended December 31, 2010, together with the notes thereto, audited by Plante & Moran, PLLC and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC (the “Audited Financial Statements”) and (ii) (x) the unaudited consolidated balance sheets of the Company as of March 31, 2011, June 30, 2011, and September 30, 2011, and related consolidated statements of income, shareholders’ equity and cash flows for the three (3), six (6) and nine (9) month periods then ended, together with the notes thereto, and included in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011, and September 30, 2011, as filed with the SEC and (y) the pro forma unaudited consolidated balance sheet of the Company as of December 31, 2011, and related consolidated statements of income, shareholders’ equity and cash flows for the year then ended, together with the notes thereto (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Company

Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly the consolidated financial positions of the Company and the Company Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and normal year-end audit adjustments in the case of interim unaudited statements).

(g)                                 Reports.

(1)                                 Since December 31, 2008, the Company and each Company Subsidiary have filed all reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that the Company and each Company Subsidiary was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”), and have paid all fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Company Reports complied with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.  To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  Each Company Report, including the documents incorporated by reference therein, contained all of the information required to be included in such Company Report and, when such Company Report was filed, and as of the date such Company Report was filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Company Report, in light of the circumstances under which they were made, not misleading and complied with the applicable requirements of the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”).  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.  To the knowledge of the Company, there are no facts or circumstances that would prevent the Company’s principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, when next due.

(2)                                 The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g).  The Company:

(i)                                    has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the principal executive officer and the principal financial officer of the Company by others within those entities;

(ii)                                has implemented and maintains internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act); and

(iii)                            has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors, (y) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

The Company has no knowledge of any reason that its outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.  Since December 31, 2008, (aa) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (bb) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h)                                 Properties and Leases.  Except for any Permitted Liens, the Company and each Company Subsidiary have good title free and clear of any Liens to all the real and personal property reflected in the Company’s Financial Statements, and all real and personal property acquired since September 30, 2011, except such real and personal property as has been disposed of in the ordinary course of business.  For purposes of this Agreement, “Permitted Liens” means (1) Liens for taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (2) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable and that would not have a Material Adverse Effect and (3) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.  All leases of real property and all other leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any such lease, any existing default by the Company or any such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default.

(i)                                    Taxes.  Each of the Company and the Company Subsidiaries has timely filed (including pursuant to applicable extensions granted without penalty) all federal, state, county, local and foreign Tax Returns, including information Tax Returns, required to be filed by it, and all such filed Tax Returns are true, complete and correct in all respects, and paid all Taxes owed by it and no Taxes owed by it or assessments received by it are delinquent.  With respect to Taxes not yet due, the Company has made adequate provision in the financial statements of the Company (in accordance with GAAP).  The federal income Tax Returns of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2006, and for all fiscal years prior thereto, are, for the purposes of routine audit by the Internal Revenue Service (the “IRS”), closed because of the statute of limitations, and no claims by the IRS for additional Taxes for such fiscal years are pending.  Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.  Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge is any such action or proceeding threatened by any Governmental Entity for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies, and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax Returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for in accordance with GAAP.  Each of the Company and the Company Subsidiaries has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties.  Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any Tax sharing or Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary.  Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law.  Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign law).  The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable.  The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any Company Subsidiary is a party to any agreement, contract or plan that has resulted, or could result from the transactions contemplated by the Transaction Documents, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of applicable state, local or foreign Tax law), and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of applicable state, local or foreign Tax law).  For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or similar taxes, and the term “Tax Return” means any return, report, information return or other document (including any related or supporting information and attachments and exhibits) required to be filed with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendment or supplements to any of the foregoing.

(j)                                    Absence of Certain Changes.  Since December 31, 2010, (1) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company; (2) the Company has not incurred any liabilities (contingent or otherwise) other than (i) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC; (3) the Company has not altered its method of accounting or the manner in which it keeps its accounting books and records; (4) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company); (5) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing

Company stock options or stock purchase plans or executive and director arrangements disclosed in the Company Reports; (6) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any material contract under which the Company or any Company Subsidiary is bound or subject; (7)  there has not been an increase in the aggregate dollar amount of (i) the Bank’s nonperforming loans (including nonaccrual loans and loans ninety (90) days or more past due and still accruing interest) or (ii) the reserves or allowances established on the Company’s or the Bank’s financial statements with respect thereto; and (8) neither the Company nor any Company Subsidiary has committed to any of the foregoing.  Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or any Company Subsidiary or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws as of the time this representation is made that has not been publicly disclosed at least one (1) trading day prior to the date as of which this representation is made.

(k)                                 Commitments and Contracts.  The Company has Previously Disclosed or made available to the Investor or its representatives, prior to the date hereof, true, correct and complete copies of, and listed on Section 2.2(k) of the Disclosure Schedule, each of the following, to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1)                                 any contract containing covenants that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any assets or line of business of the Company or any Company Subsidiary;

(2)                                 any joint venture, partnership, strategic alliance or other similar contract (including any franchising agreement, but excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(3)                                 any real property lease and any other lease with aggregate annual rental payments of fifty thousand dollars ($50,000) or more;

(4)                                 other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than fifty thousand dollars ($50,000) on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(5)                                 any contract or arrangement under which the Company or any of the Company Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or the Company Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of the Company Subsidiaries;

(6)                                 any contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(7)                                 any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(8)                                 any contract that would reasonably be expected to prevent, delay or impede the Company’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(9)                                 any contract providing for indemnification by the Company or any Company Subsidiary of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(10)                          any contract that contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than fifty thousand dollars ($50,000); and

(11)                          any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

Each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect.  The Company and each of the Company Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Significant Agreement, except where the failure to be in compliance or perform would not reasonably be expected to result in a Material Adverse Effect on the Company.  Neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.  No party to a Company Significant Agreement has provided notice to the Company or any Company Subsidiary that it intends to terminate a Company Significant Agreement or not renew such agreement at the expiration of the current term.  Consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, any such agreement of the Company or any Company Subsidiary.  To the Company’s knowledge, other than those contemplated hereby, there are no material transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who Beneficially Owns five percent (5%) or more of the Common Shares (or any of such person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand.

(l)                                    Offering of Securities.  Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement or any other Transaction Document under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance or sale of any of such Securities to be issued pursuant to the registration requirements of the Securities Act.  Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities.  Assuming the accuracy of the Investor’s representations and warranties set forth in Section 2.3, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investor under this Agreement.

(m)                             Litigation and Other Proceedings; No Undisclosed Liabilities.

(1)                                 There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree.

(2)                                 Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not appropriately reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for liabilities that have arisen since December 31, 2010, in the ordinary course of business consistent with past practice.

(n)                                 Compliance with Laws and Other Matters; Insurance.  The Company and each Company Subsidiary:

(1)                                 in the conduct of its business is in compliance with all, and the condition and use of its properties does not violate or infringe in any respect any, applicable domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including TARP, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination, the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) and its implementing regulations (collectively, the “Bank Secrecy Act”) and the applicable privacy and customer information requirements contained in any federal and state privacy law or regulations;

(2)                                 has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and all such filings, applications and registrations are current, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(3)                                 currently is complying with and, to the knowledge of the Company, is not under investigation with respect to, and has not received any written notification or written communication from any Governmental Entity and otherwise, to the knowledge of the Company, has not been threatened by any Governmental Entity indicating it will be charged with or given notice of, any violation of all applicable federal, state, local or foreign laws, regulations, rules, judgments, injunctions or decrees;

(4)                                 has, except for statutory or regulatory restrictions of general application, not been placed under any restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened;

(5)                                 has not, since January 1, 2008, nor to its knowledge has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under the U.S. anti-money laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. anti-money laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

(6)                                 to the extent it qualifies as a “financial institution” under the U.S. anti-money laundering laws, has implemented such anti-money laundering mechanisms and kept and filed all reports and other necessary documents as required by, and otherwise complied in all respects with, the U.S. anti-money laundering laws and the rules and regulations thereunder; and

(7)                                 is presently insured, and during each of the past two (2) calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) has been insured, for reasonable amounts with, to the knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with industry practice, customarily be insured; and neither the Company nor any Company Subsidiary has received any notice of cancellation of any such insurance, nor, to the Company’s knowledge, will it or any Company Subsidiary be unable to renew its respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(o)                                 Labor.  Employees of the Company and the Company Subsidiaries are not and have never been represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.  The Company and the Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  To the Company’s knowledge, no executive officer is, or is now expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement or any other contract or agreement or any restrictive covenant in favor of a third party, and, to the Company’s knowledge, the continued employment of each such executive officer does not subject the Company or any Company Subsidiary to any liability with respect to any of the foregoing matters.

(p)                                 Company Benefit Plans.

(1)                                 “Benefit Plan” means all employee benefit plans, programs, agreements, contracts, policies, practices or other arrangements providing benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to

ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.  Each Benefit Plan is listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule.  True and complete copies of all Benefit Plans listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule have been made available to the Investor prior to the date hereof or have been filed with a Company Report.

(2)                                 With respect to each Benefit Plan, (i) the Company and the Company Subsidiaries have complied, and are now in compliance with, the applicable provisions of ERISA and the Code and all other laws and regulations applicable to such Benefit Plan and (ii) each Benefit Plan has been maintained, funded and administered in accordance with its terms.  None of the Company or the Company Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.  “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which, together with the Company and the Company Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(3)                                 With respect to each Benefit Plan, all required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Benefit Plan. The requirements of COBRA have been met with respect to each such Benefit Plan and each Benefit Plan maintained by an ERISA Affiliate that is an employee welfare benefit plan subject to COBRA.

(4)                                 With respect to each Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Benefit Plan that is an employee pension benefit plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such employee pension benefit plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Benefit Plan that is an employee welfare benefit plan.

(5)                                 Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Benefit Plan.

(6)                                 Neither the Company nor any of the Company Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to, any employee pension benefit plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA). No asset of the Company or any of the Company Subsidiaries is subject to any Lien under ERISA or the Code.

(q)                                 Investment Company.  Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

(r)                                  Risk Management; Derivatives.

(1)                                 The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(2)                                 All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in material compliance with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms.  Neither the Company, nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of any of its obligations under any such agreement or arrangement.

(s)                                   Environmental Liability.  Neither the Company nor any Company Subsidiary (1) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (2) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws, (3) is liable for any off-site disposal or contamination pursuant to any Environmental Laws or (4) is subject to any legal, administrative or other proceeding, claim or action of any nature relating to any Environmental Laws and, to the Company’s knowledge, there is no pending or threatened investigation that might lead to such a proceeding, claim or action or any reasonable basis for any such proceeding, claim or action.

(t)                                    Anti-Takeover Provisions.

(1)                                 The Company has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (each a “Takeover Law”) or other similar anti-takeover provision under the Company’s articles of incorporation or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to the Investor solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

(2)                                 The Board of Directors has duly adopted an irrevocable resolution as follows (the “Business Combination Exemption Resolution”):

“RESOLVED, that pursuant to Section 782 of the Michigan Business Corporation Act, as amended (the “MBCA”), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 780 of the MBCA, hereby approves thereunder (i) the entering into, and all of the transactions relating to and contemplated or permitted by, that certain securities purchase agreement (the “Securities Purchase Agreement”), between the Corporation and Steinhardt Capital

Investors, LLLP, including, without limitation, (A) the assignment of any rights thereunder, (B) any person or entity becoming an “interested shareholder” as defined in Section 778 of the MBCA including, without limitation, Steinhardt Capital Investors, LLLP, Michael Steinhardt, David R. Steinhardt, the estate of Michael Steinhardt or David R. Steinhardt, any trust Michael Steinhardt or David R. Steinhardt has or may establish and/or any of their affiliates (whether individually or in another capacity) (collectively, the “Covered Persons”), and (C) the transfer of any shares of common stock or other securities of the Corporation in accordance with the terms and conditions of the Securities Purchase Agreement; (ii) any transaction in which any Covered Person becomes an “interested shareholder” as defined in Section 778 of the MBCA or acquires additional shares of common stock or other securities of the Corporation thereafter; and (iii) any “business combination” as defined in Section 776 of the MBCA involving any Covered Person.”

(3)                                 The Business Combination Exemption Resolution adopted by the Company is a valid action of the Board of Directors, binding on the Company, and constitutes a valid and irrevocable exemption by the Company from Section 780 of the Michigan Business Corporation Act as to any transaction, person or entity described in such resolution.

(u)                                 Intellectual Property.  (1) The Company and the Company Subsidiaries own (free and clear of any claims, Liens, encumbrances, exclusive licenses or non-exclusive licenses not granted in the ordinary course of business) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted and (2) such Intellectual Property referenced in clause (1) above is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Company Subsidiaries’ use of, or rights to, such Intellectual Property.  The Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Neither the Company nor any Company Subsidiary has received any notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any Intellectual Property, and no reasonable basis exists for any such claim.  To the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Company Subsidiaries.  There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property.  None of the Company or any of the Company Subsidiaries is using or enforcing any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  The Company and each of the Company Subsidiaries have taken all reasonable measures to protect the Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries.  For the purpose of this Agreement, “Intellectual Property” shall mean: trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications) and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(v)                                 Agreements with Regulatory Agencies.  Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2010, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material respect relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”) nor has the Company or any Company Subsidiary been advised since December 31, 2010, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.  The Company and each Company Subsidiary is in compliance with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance with any such Regulatory Agreement.

(w)                               Loan Portfolio.

(1)                                 The Company and each Company Subsidiary has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (“Loans”) originated, purchased or serviced by the Company or any Company Subsidiary has satisfied, (i) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to Loans set forth in any contract between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each Loan.

(2)                                 No Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to Loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (iii) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor Loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.

(3)                                 To the knowledge of the Company, the characteristics of the loan portfolio of the Company have not changed from the characteristics of the loan portfolio of the Company as of December 31, 2010, in a manner that could reasonably be expected to result in a Material Adverse Effect with respect to the Company.

(4)                                 For purposes of this Section 2.2(w):

(i)                                    “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any Company Subsidiary or (B) originate, purchase or service Loans, or otherwise promote lending, including state and local housing finance authorities;

(ii)                                “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such Loan; and

(iii)                            “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by the Company or any Company Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer and providers of hazard, title or other insurance with respect to such Loans or the related collateral.

(x)                                 Directors’ and Officers’ Insurance.  The Company (1) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with, to the knowledge of the Company, financially sound and reputable insurance companies with benefits and levels of coverage that have been Previously Disclosed, (2) has timely paid all premiums on such policies and (3) there has been no lapse in coverage during the term of such policies.

(y)                                 Section 16.  The Board of Directors has approved the issuance and sale of the Common Stock, the Series B Preferred Stock and the Note to be issued under this Agreement and the other Transaction Documents, including any acquisition pursuant to the conversion of the Series B Preferred Shares into Common Shares, as the case may be, as exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

(z)                                  Adequate Capitalization.  As of December 31, 2011, the Bank met or exceeded the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.

(aa)                          Change in Control.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not trigger any rights under any “change of control” provision in any of the agreements to which the Company or any Company Subsidiary is a party, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan which results in payments to the counterparty or the acceleration of vesting of benefits.

(bb)                          Brokers and Finders.  Except for the Financial Advisor (the fees of which are disclosed in Section 2.2(bb) of the Disclosure Schedule), neither the Company, nor any Company Subsidiary, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

2.3                               REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.  The Investor hereby represents and warrants as of the date of this Agreement (except to the extent made only as of a different specified date, in which case, as of such date), solely with respect to itself and, where expressly indicated, its Affiliates, to the Company that:

(a)                                 Organization and Authority.  The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Investor, and has the requisite corporate, partnership, limited liability company or other power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b)                                 Authorization.

(1)                                 The Investor has the requisite corporate, partnership, limited liability company or other power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors, general partner, managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of such persons, as the case may be, is required.  Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Agreement is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law).  No other corporate, partnership, limited liability company or other proceedings are necessary for the execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder or the consummation by the Investor of the transactions contemplated hereby.

(2)                                 Neither the execution, delivery and performance by the Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will:

(i)                                    violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (A) its applicable governing documents, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject; or

(ii)                                subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its respective properties or assets, except in the case of clauses (i)(B) and this clause (ii) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on the Investor.

(3)                                 Other than the securities or blue sky laws of the various states and except as otherwise provided in this Agreement, and assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Investor of the transactions set forth in this Agreement.

(c)                                  Purchase for Investment.  The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws.  The Investor:

(1)                                 is acquiring the Securities pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of the Securities to any person, nor with a view to or for sale in connection with any distribution thereof;

(2)                                 will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws;

(3)                                 has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and has so evaluated the merits and risks of such investment;

(4)                                 is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment; and

(5)                                 is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act);

provided, however, that by making the representations herein, the Investor does not agree to hold any of the Securities for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration in compliance with applicable federal and state securities laws.  Without limiting any of the foregoing, neither the Investor nor any of its Affiliates has taken, and the Investor will not, and will cause its Affiliates not to, take any action that would otherwise cause the Securities to be subject to the registration requirements of the Securities Act.

(d)                                 Access to Information.  The Investor acknowledges that it has been afforded (1) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (2) access to information about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (3) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(e)                                  Independent Investment Decision.  The Investor has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement.  The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice.  The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(f)                                   Reliance on Exemptions.  The Investor understands and acknowledges that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(g)                                 No Governmental Review.  The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(h)                                 Residency.  The Investor’s office in which its investment decision with respect to the Purchased Shares was made (if an entity) is located at the address set forth for the Investor in Section 6.7.

(i)                                    Financial Capability.  The Investor has immediately available funds necessary to consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.

(j)                                    Knowledge as to Conditions.  As of the date of this Agreement, the Investor knows of no reason why any Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents cannot, or should not, be obtained.

(k)                                 No General Solicitation.  The Investor acknowledges that the Securities were not offered to the Investor by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, website or similar media, or broadcast over television or radio, or (2) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communication.

(l)                                    The Company is a Bank Holding Company. The Investor understands and acknowledges that: (1) the Company is a registered bank holding company under the BHC Act, and as such the Company is subject to regulation by the Federal Reserve; (2) acquisitions of interests in bank holding companies are subject to the BHC Act and the CBCA and may be reviewed by the Federal Reserve to determine the circumstances under which such acquisitions of interests will result in the Investor becoming subject to the BHC Act or subject to the notice filing requirements of the CBCA; and (3) the Federal Reserve may require extensive commitments from the Investor including the Passivity Commitments that are designed to ensure that the Investor will not exercise a controlling influence over the Company. In the event the Investor is required by the Federal Reserve to make the Passivity Commitments for such purpose, the Investor agrees to make any such additional commitments to the Federal Reserve that it may reasonably require, including commitments of the type referred to as passivity commitments and, if required to seek an affirmative written determination from the Federal Reserve that neither the Investor nor any of its Affiliates will be deemed to “control” the Company, as “control” is defined in 12 C.F.R. Part 303, Subpart E, or 12 C.F.R. Section 225.2 or 225.41 (for all purposes under this Agreement, “Control”).

(m)                             No Prohibited Purchaser.  To the knowledge of the Investor, none of (i) the Investor or any person or entity controlling, controlled by or under common control with the Investor, (ii) any person or entity having a beneficial interest in the Investor or (iii) any other person or entity on whose behalf the Investor is acting: (1) is a person or entity listed in the annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (2) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (3) is a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; (4) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (5) is a senior non-U.S. political figure or an immediate family member or close associate of such figure or an entity owned or controlled by such a figure; or (6) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, antiterrorist and asset control laws, regulations, rules or orders (a person in any such category being referred to herein as a “Prohibited Purchaser”). The Investor agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist and asset control laws, regulations, rules and orders. The Investor hereby consents to the disclosure to regulators and law enforcement authorities by the Company and its Affiliates and agents of such information about the Investor as the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist and asset control laws, regulations, rules and orders. If a Purchaser is a financial institution that is subject to the Bank Secrecy Act, the Investor represents that the Investor has met and will continue to meet all of its obligations under the Bank Secrecy Act. The Investor acknowledges that if, following the investment in the Securities by the Investor, the Company reasonably believes that the Investor is a Prohibited Purchaser or is otherwise engaged in illegal activity or refuses to provide promptly information that the Company requests to dispel such beliefs, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting and/or withhold or suspend distributions to the Investor in respect of, the investment in accordance with applicable regulations or immediately require the Investor to transfer the Securities. The Investor further acknowledges that the Investor will not have any claim against the Company or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions taken in good faith and in accordance with applicable laws and regulations by the Company or any of its Affiliates or agents.

(n)                                 No Intent to Control.  The Investor: (1) has no present intention of acquiring control of the Company and (2) will not acquire control in the future without the prior approval of all applicable federal, state and/or local government entities.

(o)                                 Brokers and Finders.  Neither the Investor or its Affiliates, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor in connection with the Transaction Documents or the transactions contemplated hereby and thereby.  The Investor acknowledges that it is purchasing the Securities directly from the Company and not from the Financial Advisor.

ARTICLE III.
COVENANTS

3.1                               FILINGS; OTHER ACTIONS.

(a)                                 The Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings and other documents and to obtain all necessary and customary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and to comply with any expiration or termination requirements of any applicable waiting periods, (1) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, and (2) with respect to the Investor, to the extent typically provided by the Investor to such third parties or Governmental Entities, as applicable, under the Investor’s policies consistently applied and subject to such confidentiality requests as the Investor may reasonably seek.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (1) and (2) of the first sentence of this Section 3.1(a).  In particular, the Company will use its commercially reasonable efforts to help the Investor promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement.  The Investor shall use, and cause its Affiliates to use, commercially reasonable efforts to obtain regulatory non-objection to the change in control notice as promptly as reasonably possible, including responding fully to all requests for additional information from the Federal Reserve and entering into one or more passivity agreements not more restrictive in any material respect than the Passivity Commitments.  The Company shall use, and cause its Affiliates to use, commercially reasonable efforts to obtain all approvals required to be obtained by the Company in connection with the transactions contemplated by the Transaction Documents, including responding fully to all requests for additional information from the Federal Reserve, the FDIC and OFIR.  The Investor and the Company will each have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information (other than confidential information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.  The Investor and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.  Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, the Investor shall not be required to provide to the Company any of its, its Affiliates’, its or their investment advisors’ or its or their control persons’ or equity holders’ nonpublic, proprietary, personal or otherwise confidential information, including the identities of limited partners, shareholders or members of the Investor or its Affiliates or their investment advisors (collectively, the “Investor Confidential Information”).

(b)                                 Each party agrees, upon request, to furnish the other party with all information (other than Investor Confidential Information) concerning itself, its subsidiaries, Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement.  Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, (1) the Investor shall not be required to provide any materials to the Company that it deems private or confidential and (2) the Investor shall provide information only to the extent typically provided by the Investor to such Governmental Entities under the Investor’s policies consistently applied and subject to such confidentiality requests as the Investor may reasonably seek.

(c)                                  From the date of this Agreement until the Closing, the Company shall not, directly or indirectly, amend, modify or waive, and the Board of Directors shall not recommend approval of, any proposal to the Company’s shareholders having the effect of amending, modifying or waiving any provision in the Articles of Incorporation or Bylaws of the Company in any manner adverse to the Investor.

(d)                                 The Company shall take all actions necessary to ensure that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a “change in control” or “change of control” within the meaning of any Benefit Plan.

3.2                               USE OF PROCEEDS; EXPENSES.

(a)                                 The proceeds from the sale of the Securities and the Rights Offering will be used to redeem in full all of the outstanding shares of Company Preferred Stock issued to the U.S. Treasury under the CPP (which is expected to occur concurrently with the Closing or within thirty (30) days of the Closing, subject to regulatory approval) and repurchase the related Treasury Warrant on terms that are reasonably acceptable to the Investor. The Company will so repay TARP and repurchase the related Treasury Warrant at the Closing.  As mutually agreed upon by and between the Company and the Investor, the remaining net proceeds of the capital raised through the transactions contemplated by this Agreement shall be contributed to the Bank in the form of a cash contribution or purchase of additional common equity.

(b)                                 The Company shall pay (1) the reasonable legal fees and expenses of the Investor’s counsel and (2) all other reasonable and documented costs and expenses incurred by the Investor (other than any legal fees) in connection with the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, in no event shall such fees, costs and expenses exceed seventy-five thousand dollars ($75,000) in the aggregate.  Other than as set forth in the preceding sentence and in Section 5.7(b), each of the Company and the Investor will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement.

3.3                               ACCESS, INFORMATION AND CONFIDENTIALITY.

(a)                                 From the date of this Agreement until the date when the Common Shares owned by the Investor and its Affiliates in the aggregate represent less than two percent (2%) of all of the outstanding Common Shares (provided that, in making such calculation, all shares of Common Stock into or for which shares of any securities owned by the Investor are directly or indirectly convertible, which, for the avoidance of doubt, shall include those Common Shares issuable upon conversion of the Series B Preferred Shares to be issued hereunder, shall be included in both the numerator and denominator, and all Securities issued by the Company after the Closing Date other than in connection with an issuance in which the Investor (or a permitted assignee under Section 6.8) was offered the right to purchase the Unsubscribed Shares in accordance with Section 5.14 and 1.2(a) shall be excluded from the denominator), the Company will ensure that upon reasonable notice, and in such a manner as not to interfere unreasonably with the conduct of the business of the Company, the Company and its subsidiaries will afford to the Investor and its representatives (including employees of the Investor and counsel, accountants, financial and investment banking advisors and other professionals retained by the Investor) (1) such access during normal business hours to its books, records, properties and personnel and to such other information as the Investor may reasonably request and (2) reasonable opportunities to routinely consult with the management of the Company and its subsidiaries, which shall not be more frequently than once per calendar quarter, on matters relating to the operation of the Company.  The Company agrees to consider, in good faith, the recommendations of the Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.  Notwithstanding anything in this Agreement to the contrary, at no time will the Company provide to the Investor any material non-public information (other than as disclosed to the Board Representative or the Board Observer, as the case may be and as applicable) unless the Investor shall have specifically requested such disclosure in writing from the Company.

(b)                                 Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement, including but not limited to as set forth in Section 3.3(a) (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to bank regulatory authorities.

3.4                               TRANSFER.  The Company shall cooperate, in accordance with reasonable and customary business practices, with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Investor or any of its successors and assigns of the Securities and other shares of Common Stock such party may beneficially own prior to or subsequent to the date hereof.

3.5                               REASONABLE BEST EFFORTS.  The Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Investor in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, including using reasonable best efforts to accomplish the following: (a) the doing of all acts necessary to cause the conditions to Closing to be satisfied; (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Documents.

3.6                               SHAREHOLDER LITIGATION.  The Company shall promptly inform Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any Company Subsidiary or any of the past or present executive officers or directors of the Company or any Company Subsidiary that is threatened or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the other Transaction Documents.  The Company shall consult with the Investor and keep the Investor informed of all filings and developments relating to any such Shareholder Litigation.

3.7                               MOST FAVORED NATION.  During the period from the date hereof though the Closing, neither the Company nor any of the Company Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of the Company Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any respect to such investor than the rights and benefits established in favor of the Investor by the Transaction Documents, unless, in any such case, the Investor has been offered such rights and benefits.

3.8                               NOTICE OF CERTAIN EVENTS.  Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of this Agreement or the other Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement or the other Transaction Documents had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof.  Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

3.9                               CONDUCT OF THE BUSINESS.  Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Article IV, the Company shall, and shall cause each Company Subsidiary to:

(a)                                 carry on its business in the ordinary course of business and maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, vendors, strategic partners and others having business dealings with it; provided that nothing in this clause (a) shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity;

(b)                                 unless otherwise contemplated by this Agreement, refrain from:

(1)                                 declaring, setting aside or paying any distributions or dividends on, or making any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock;

(2)                                 splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities;

(3)                                 purchasing, redeeming or otherwise acquiring any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities;

(4)                                 issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering any capital stock, any other Voting Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, Voting Securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any compensatory stock options outstanding on the date of this Agreement; or

(5)                                 entering into any contract with respect to, or otherwise agreeing or committing to do, any for the foregoing; and

(c)                                  to the extent reasonably practicable, shall consult with the Investor prior to taking any actions outside of the ordinary course of business; provided that the Company shall not consult with the Investor with respect to such actions or provide any material non-public information to the Investor unless the Company first seeks and obtains the Investor’s prior consent to be so consulted or to receive such information.

Additionally, except as required pursuant to existing written, binding agreements in effect prior to the date hereof and set forth in Section 3.9 of the Disclosure Schedule, and with respect to clauses (u) and (v) except in the ordinary course of business consistent with past practice related to employees who are not executive officers of the Company, the Company shall and shall cause the Company Subsidiaries not to take any of the following actions: (u) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of the Company Subsidiaries; (v) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to or make any new equity awards to any director, officer or employee of the Company or any of the Company Subsidiaries; (w) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards; (x) take any action to accelerate the vesting or payment of or fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (y) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (z) forgive any loans to directors, officers or employees of the Company or any of the Company Subsidiaries; provided that in no event shall any increase of any payment in the ordinary course of business under clause (v) increase such person’s compensation by more than five percent (5%) in the aggregate except as set forth in Section 3.9 of the Disclosure Schedule.

ARTICLE IV.
TERMINATION

4.1                               TERMINATION.  This Agreement may be terminated prior to the Closing:

(a)                                 by mutual written agreement of the Company and the Investor;

(b)                                 by any party, upon written notice to the other party, in the event that the Closing does not occur on or before June 30, 2012; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)                                  by the Investor, upon written notice to the Company, if (1) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(b)(1)(ii) or Section 1.2(b)(1)(iv) would not be satisfied and (2) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in the absence of such breach or condition; provided that this Section 4.1(c) shall only apply if the Investor is not in material breach of any of the terms of this Agreement;

(d)                                 by the Company, upon written notice to the Investor, if (1) there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(b)(2)(i) or Section 1.2(b)(2)(iv) would not be satisfied and (2) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in the absence of such breach or condition; provided that this Section 4.1(d) shall only apply if the Company is not in material breach of any of the terms of this Agreement;

(e)                                  by any party, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(f)                                   by the Investor, upon written notice to the Company, if the Investor or any of its Affiliates receives written notice from or is otherwise advised by, the Federal Reserve, OFIR or the FDIC that the Federal Reserve, OFIR or the FDIC, as applicable, will not grant (or intends to rescind or revoke if previously granted) any of the written confirmations or determinations referred to in Section 1.2(b)(1)(ix); or

(g)                                 by the Company, upon written notice to the Investor, if the Company receives written notice from or is otherwise advised by the Federal Reserve, OFIR or the FDIC that the Federal Reserve, OFIR or the FDIC, as applicable, will not grant (or intends to rescind or revoke if previously granted) any approvals required to be obtained to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

4.2                               EFFECTS OF TERMINATION.  In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.2(b), Section 3.3(b) (except, in respect of any party, in connection with litigation against it by the other party or its Affiliates), this Section 4.2, Section 5.6 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1                               NO RIGHTS AGREEMENT.  From the date hereof through such time during which the Investor, together with its Affiliates, and, for purposes of this Section 5.1, persons who share a common discretionary investment advisor with the Investor, in the aggregate own five percent (5%) or more of all of the outstanding Common Shares (provided that, in making such calculation, all Common Shares into or for which shares of any securities owned by the Investor are directly or indirectly convertible or exercisable, which, for the avoidance of doubt, shall include those Common Shares issuable upon conversion of the Series B Preferred Shares to be issued hereunder, shall be included in both the numerator and denominator, and all Common Shares issued by the Company after the Closing Date other than in connection with an issuance in which the Investor (or a permitted assignee under Section 6.8) was offered the right to purchase the Unsubscribed Shares in accordance with Section 5.14 shall be excluded from the denominator) (the “Qualifying Ownership Interest”), the Company shall not enter into any poison pill agreement, shareholders’ rights plan or similar agreement that shall limit the rights of the Investor and its Affiliates and associates to hold any shares of Common Stock or acquire additional securities of the Company unless such poison pill agreement, shareholders’ rights plan or similar agreement grants an exemption or waiver to the Investor and its Affiliates and associates and any group in which the Investor may become a member, immediately effective upon execution of such plan or agreement, that would allow the Investor and its Affiliates and associates to acquire such additional securities of the Company.

5.2                               INVESTOR STANDSTILL AGREEMENTS.  The Investor agrees that until the earlier of the fourth (4th) anniversary of the Closing Date and such time as the Investor and its Affiliates no longer own a Qualifying Ownership Interest, without the prior written consent of the Company, neither it nor any of its controlled Affiliates, or any Affiliate owned, controlled or influenced by David R. Steinhardt or Michael Steinhardt (each, a “Standstill Affiliate”) will, directly or indirectly:

(a)                                 in any way acquire, offer or propose to acquire or agree to acquire, other than as specifically contemplated in this Agreement or the other Transaction Documents, Beneficial Ownership of any Voting Securities if such acquisition would result in the Investor or its Affiliates having Beneficial Ownership of more than twenty-four and nine-tenths percent (24.9%) (if the Investor receives the Federal Reserve Approval prior to the Closing), or nine and nine-tenths percent (9.9%) (if the Investor does not receive the Federal Reserve Approval prior to the Closing) of the outstanding shares of a class of voting securities (within the meaning of the BHC Act and Regulation Y promulgated thereunder) or Common Stock of the Company (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of the Investor and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any such voting securities or Common Stock that is Beneficially Owned by the Investor or its Affiliates (other than any shares of Series B Preferred Stock) shall be treated as fully converted or exercised in accordance with its terms, as the case may be, into the underlying voting securities or Common Stock, and (y) any security convertible into, or exercisable for, the Common Stock that is Beneficially Owned by any person other than the Investor or any of its Affiliates shall not be taken into account);

(b)                                 make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company (except as may be permitted under the terms of any passivity or anti-association commitment, as such commitment may be amended from time to time, given by the Investor to the Federal Reserve in connection with the Investor’s purchase of the Common Shares);

(c)                                  call or seek to call a meeting of the shareholders of the Company or initiate any shareholder proposal for action by shareholders of the Company, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, Board of Directors or policies of the Company (except as may be permitted under the terms of any passivity or anti-association commitment, as such commitment may be amended from time to time, given by the Investor to the Federal Reserve in connection with the Investor’s purchase of the Common Shares); provided that the Investor and its Standstill Affiliates shall not be considered a “group” for the purposes of this Section 5.2(c);

(d)                                 bring any action or otherwise act to contest the validity of this Section 5.2 (provided that neither the Investor nor any of its Standstill Affiliates shall be restricted from contesting the applicability of this Section 5.2 to the Investor or any of its Standstill Affiliates under any particular circumstance) or seek a release of the restrictions contained herein or make a request to amend or waive any provision of this Section 5.2;

(e)                                  enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into any acquisition transaction, merger or other business combination relating to all or part of the

Company or any of the Company Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any Company Subsidiary or any of their respective businesses; or

(f)                                   publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above;

provided nothing in this Section 5.2 shall prevent the Investor or its Standstill Affiliates from (y) voting any Voting Securities then Beneficially Owned by the Investor or its Standstill Affiliates in any manner or (z) having private conversations with members of management or the Board of Directors of the Company regarding the policies, affairs or strategy of the Company or any Company Subsidiary; provided, further, that nothing in clauses (b), (c) or (e) of this Section 5.2 shall apply to the Board Representative or the Board Observer solely in his or her capacity as a director or observer (as applicable) of the Company or the Bank.

For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

Notwithstanding the foregoing, the parties hereto agree that nothing in this Section 5.2 shall apply to any portfolio company with respect to which the Investor is not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided that the Investor does not provide to such entity any nonpublic information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with the Investor; and provided, further, that ownership of such shares is not attributed to the Investor under the BHC Act and the rules and regulations promulgated thereunder or any written interpretation of the foregoing by the staff of the Federal Reserve that has not been rescinded.

Notwithstanding the foregoing restrictions, if, at any time, there occurs a Change in Control or any person (other than an Investor or any of its Standstill Affiliates) shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Change in Control, then the limitations set forth in this Section 5.2 (other than in Section 5.2(a)) shall not be applicable to the Investor for so long as the conditions described in this paragraph continue.

For purposes of this Agreement, “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(1)                                 any person is or becomes a Beneficial Owner (other than the Investor and its Affiliates), directly or indirectly, of fifty percent (50%) or more of the aggregate number of the Voting Securities; provided, however, that the event described in this clause (1) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any Company Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company Subsidiary; provided that such holdings or acquisitions by any such plan (other than any plan maintained under 401(k) of the Code) do not exceed fifty percent (50%) of the then outstanding Voting Securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;

(2)                                 the event described in clause (1) above in this definition of “Change in Control” (substituting all references to fifty percent (50%) in such clause with “twenty-four and nine-tenths percent (24.9%)”), and in connection with such event, individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (3) below with respect to such Business Combination or this paragraph in the case of a contested election); provided, further, that each Board Representative appointed under any of the Transaction Documents will be treated as an Incumbent Director even if the person designated to be such Board Representative should change;

(3)                                 the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (i) more than fifty percent (50%) of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (ii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i) and (ii) above will be deemed a “Non-Qualifying Transaction”);

(4)                                 the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(5)                                 the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.

5.3                               COMPLIANCE WITH LAWS.  Notwithstanding any other provision of this Article V, the Investor covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws.  In connection with any transfer of the Purchased Shares other than (a) pursuant to an effective registration statement, (b) to the Company or (c) pursuant to Rule 144 promulgated under the Securities Act (provided that the transferor provides the Company with reasonable assurances (in the form of a customary seller representation letter and, if applicable, a customary broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Company’s transfer agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Company’s transfer agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and such transfer agent, to the effect that such transfer does not require registration of such Securities under the Securities Act.  As a condition of transfer (other than pursuant to clauses (a), (b) or (c) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and, except as otherwise set forth in this Agreement, shall have the rights of the Investor under this Agreement with respect to such transferred Securities.

5.4                               LEGEND.

(a)                                 The Investor agrees that all certificates or other instruments representing the Securities will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b)                                 The legend set forth in Section 5.4(a) above shall be removed and the Company shall issue to the Investor a certificate without such legend or any other legend, or by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (1) such Securities are registered for resale under the Securities Act (provided that, if the Investor is selling pursuant to an effective registration statement filed by the Company in accordance with Section 5.7, the Investor agrees to sell such Securities only during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such registration statement), (2) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company) or (3) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Securities and without volume or manner-of-sale restrictions.  Following the earlier of (y) the effective date of the Shelf Registration Statement (the “Effective Date”) or (z) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Securities and without volume or manner-of-sale restrictions, the Company shall deliver to its transfer agent irrevocable instructions that such transfer agent shall reissue a certificate representing the applicable Securities without legend upon receipt by such transfer agent of the legended certificates for such Securities.  Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend shall be borne by the Company.  Following the Effective Date, or at such earlier time as a legend is no longer required for any Securities, the Company will, no later than three (3) trading days following the delivery by the Investor to the Company or its transfer agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed and otherwise in form necessary to effect the reissuance and/or transfer) and a representation letter to the extent required by Section 5.3 (such third (3rd) trading day, the “Legend Removal Date”), deliver or cause to be delivered to the Investor a certificate representing such Securities that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section.

Certificates for Securities subject to legend removal hereunder may be transmitted by the transfer agent to the Investor by crediting the account of the Investor’s prime broker with DTC as directed by the Investor.

(c)                                  If the Company shall fail for any reason or for no reason to issue to the Investor unlegended certificates by the Legend Removal Date, then, in addition to all other remedies available to the Investor, if on or after the trading day immediately following such three (3) trading day period, the Investor purchases, or a broker through whom the Investor has sold Common Shares (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of such sale in lieu of Common Shares the Investor anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within three (3) business days after the Investor’s request, honor its obligation to deliver to the Investor a certificate or certificates without restrictive legends representing such Common Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Investor’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased over the product of (1) such number of Common Shares times (2) the closing bid price on the Legend Removal Date.

5.5                               CERTAIN TRANSACTIONS.

(a)                                 Prior to the Closing, notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Company (in a form that is reasonably satisfactory to the Company) that the terms of this Agreement shall be fully performed (1) by the Company or (2) by such third party if it is the successor of the Company or if the Company is its direct or indirect subsidiary, and the Company agrees to promptly provide copies of such assurances to the Investor.  For the avoidance of doubt, it is understood and agreed that, in the event that a Change in Control occurs on or prior to the Closing, the Investor shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Securities (or such other securities or property (including cash) into which the Securities may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control.  For the avoidance of doubt, nothing in this Section 5.5(a) is intended to or shall limit in any way the Investor closing conditions contained in Section 1.2(b).

(b)                                 In the event that, at or prior to Closing, (1) the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for Common Shares), merger, tender or exchange offer or other similar transaction, or (2) the Company fixes a record date that is at or prior to the applicable Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, then the number of Common Shares and Series B Preferred Shares to be issued to the Investor at the Closing under this Agreement, together with the applicable implied per share price and the Common Shares and the Series B Preferred Shares to be issued to Investor at the Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case to provide the Investor with substantially the same economic benefit from this Agreement as the Investor had prior to the applicable transaction.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof, or the aggregate percentage of shares to be purchased by the Investor or any other person be changed by the foregoing.

(c)                                  Notwithstanding anything in the foregoing Sections 5.5(a) and (b), the provisions of Section 5.5(b) shall not be triggered by the transactions contemplated by this Agreement or the other Transaction Documents.

5.6                               INDEMNITY.

(a)                                 The Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, direct or indirect partners or members, employees and agents and each person who controls the Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties contained in this Agreement, (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, shareholder of the Company or any other person (other than the Investor and its Affiliates and the Company and the Company Subsidiaries) arising out of the transactions contemplated by this Agreement and the terms of the Securities (other than any Losses attributable to any negligent acts or omissions on the part of the Investor).

(b)                                 A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.6 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim to the extent known by the Indemnified Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire counsel, at the cost and expense of the Indemnifying Party, and to conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one (1) law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties.  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Parties relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (1) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (2) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties and (3) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(c)                                  Subject to Section 5.6(d), the Company shall not be liable for any Losses with respect to claims asserted pursuant to Section 5.6(a)(1) unless and until the aggregate amount of all such Losses exceeds three-quarters of one percent (0.75%) of the Purchase Price (the “Threshold Amount”), at which point the Company shall be liable for the total amount of such Losses incurred without regard to the Threshold Amount.  For further clarity, the Threshold Amount shall not be applicable to any Losses with respect to claims asserted pursuant to Sections 5.6(a)(2) or (3).

(d)                                 Notwithstanding anything to the contrary in Section 5.6(c), the Threshold Amount shall not apply to claims arising out of or relating to the representations and warranties set forth in the following subsections of Section 2.2:  (a) (Organization and Authority); (b) (Subsidiaries); (c) (Capitalization); (d) (Authorization); (i) (Taxes); (o) (Labor); (p) (Company Benefit Plans); (s)

(Environmental Liability); (t) (Anti-Takeover Provisions); and (bb) (Brokers and Finders) (collectively, the “Special Representations and Warranties”).

(e)                                  The indemnity provided for in this Section 5.6 shall be the sole and exclusive monetary remedy of the Indemnified Parties after the Closing for any inaccuracy of any of the representations and warranties contained in this Agreement or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby.  No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.  The indemnification rights contained in this Section 5.6 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.

(f)                                   Any indemnification payments pursuant to this Section 5.6 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

5.7                               REGISTRATION RIGHTS.

(a)                                 Registration.  Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable after the Closing Date (and in any event no later than the Registration Deadline), the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering the resale of all Registrable Securities (or, if permitted by the rules of the SEC, otherwise designated an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective, the Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared or become effective not later than the Effectiveness Deadline and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by re-filing such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires) (the “Effectiveness Period”).  Notwithstanding the registration obligations set forth in this Section 5.7(a), in the event that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (1) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the SEC and/or (2) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement and subject to the payment of Liquidated Damages in Section 5.7(k), if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other securities permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or securities to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the securities to be included by any person other than a Holder; second, the Company shall reduce or eliminate any securities to be included by any Affiliate (which shall not include the Investor or its Affiliates) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders.  In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (1) or (2) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one (1) or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement.

No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

(1)                                 Any registration pursuant to this Section 5.7(a) shall be effected by means of a shelf registration under the Securities Act on Form S-1 (or, if the Company is then eligible, on Form S-3) (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415.  If the Investor or any other Holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering, it shall promptly so advise the Company, and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 5.7(c); provided that the Company shall not be required to facilitate an underwritten offering of Registrable Securities unless the expected gross proceeds from such offering exceed one million dollars ($1,000,000).  The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed and shall be reasonably acceptable to the Company.

(2)                                 The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 5.7(a):

(i)                                    with respect to securities that are not Registrable Securities;

(ii)                                during any Scheduled Black-out Period, with respect to any resale of Registrable Securities from an effective Shelf Registration Statement by the Investor who, at such time, has appointed a Board Representative or Board Observer pursuant to Section 5.8; or

(iii)                            if the Company has notified the Investor and all other Holders that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its security holders for such registration or underwritten offering to be effected at such time, in which event the Company shall have the right to defer such registration or underwritten offering for a period of not more than forty-five (45) days after receipt of the request of the Investor or any other Holder; provided that such right to delay a registration or underwritten offering shall be exercised by the Company (A) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against all holders of similar securities that have registration rights, (B) not more than once in any twelve (12) month period and (C) so long as the total number of days of any delays hereunder and the total number of days of any suspension under Section 5.7(d) do not exceed, in the aggregate, sixty (60) days in any twelve (12) month period.

The Company shall provide the Investor written notice of any Scheduled Black-out Period, if applicable to such Investor, no later than seven (7) business days prior to the commencement of such Scheduled Black-out Period.

(3)                                 After the Closing Date, whenever the Company proposes to register any of its equity securities, other than a registration pursuant to Section 5.7(a)(1), a Special Registration or securities registered pursuant to Section 5.14, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than fifteen (15) days prior to the anticipated filing date) and (subject to clause (5) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) business days after the date of the Company’s notice (a “Piggyback Registration”).  Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) day prior to the planned effective date of such Piggyback Registration.  The Company may terminate or withdraw any registration under this Section 5.7(a)(3) prior to the effectiveness of such registration, whether or not the Investor or any other Holders have elected to include Registrable Securities in such registration.  “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or any successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or Company Subsidiaries or in connection with dividend reinvestment plans.

(4)                                 If the registration referred to in Section 5.7(a)(3) is proposed to be underwritten, the Company will so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 5.7(a)(3).  In such event, the right of the Investor and all other Holders to registration pursuant to this Section 5.7(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investor.

(5)                                 Except for certain registration rights granted to the U.S. Treasury in connection with the Treasury’s investment in the Company under the CPP, the Company represents and warrants that it has not granted to any holder of its securities and agrees that it shall not grant “piggyback” registration rights to one or more third parties to include their securities in the Shelf Registration Statement or in an underwritten offering under the Shelf Registration Statement pursuant to Section 5.7(a)(1).  If a Piggyback Registration under Section 5.7(a)(3) relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, in the case of a Piggyback Registration under Section 5.7(a)(3), the securities the Company proposes to sell; (ii) second, Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 5.7(a)(1) or 5.7(a)(3), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person; and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(6)                                 In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under Section 5.7(a)(1), the Company shall (i) register the resale of the Registrable Securities on another appropriate form, including Form S-1 and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(b)                                 Expenses of Registration.  All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company.  Without limiting the foregoing, the Company shall bear its internal expenses (including all salaries and expenses of its officers and employees performing legal, accounting or other duties) and expenses of any person, including special experts, retained by the Company.  The Company shall also reimburse the Investor for the reasonable fees and disbursements of Holders’ Counsel in an amount not to exceed thirty thousand dollars ($30,000) per registration.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c)                                  Obligations of the Company.  In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(1)                                 By 9:30 a.m., New York City time, on the first (1st) business day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC as required by Rule 424(b) under the Securities Act.

(2)                                 Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holder, in each case, with respect to such Holder, at least three (3) business days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that amends such information.

(3)                                 Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to this Section 5.7(c), and keep such registration statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(4)                                 Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(5)                                 Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(6)                                 Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable any such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(7)                                 Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which causes the applicable prospectus, as then in effect, to include an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).

(8)                                 Within three (3) business days after any of the following events, give written notice to the Holders (which notice shall not contain any material non-public information):

(i)                                    when any registration statement filed pursuant to Section 5.7(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

(ii)                                upon notification of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(iii)                            upon notification of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(iv)                             upon receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)                                 upon notification of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(9)                                 Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 5.7(c)(8)(iii) at the earliest practicable time.

(10)                          Upon the occurrence of any event contemplated by Section 5.7(c)(7) or 5.7(c)(8)(v), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(11)                          Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(d)                                 Suspension of Sales.  During any Scheduled Black-out Period (other than with respect to any resale of Registrable Securities from an effective Shelf Registration Statement if the Investor, at such time, has not appointed a Board Representative or Board Observer pursuant to this Agreement) and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-out Period (if applicable) or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.  Excluding, to the extent applicable to the Investor, Scheduled Black-out Periods, the total number of days of any delays under Section 5.7(a)(2) and the total number of days of any suspensions under this Section 5.7(d) shall not exceed, in the aggregate, sixty (60) days in any twelve (12) month period (an “Allowable Suspension Period”).

(e)                                  Termination of Registration Rights.  A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f)                                   Free Writing Prospectuses; Furnishing Information.

(1)                                 The Investor shall not use any “free writing prospectus” (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2)                                 It shall be a condition precedent to the obligations of the Company with respect to the Investor and/or the selling Holders to take any action pursuant to Section 5.7(c) that the Investor and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g)                                 Indemnification.

(1)                                 The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, partners, employees, agents, representatives and Affiliates, and each person, if any, that controls a Holder within the meaning of the Securities Act (each, a “Holder Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any “free writing prospectus” (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such Loss arises out of or is based upon (i) an untrue statement or omission of material fact made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any “free writing prospectus” (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Holder Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Holder Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf of such Holder Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2)                                 In connection with any registration statement in which the Investor (or a Holder who assumes the obligations of the Investor in accordance with Section 5.7(h)) is participating, such Investor (or such Holder) agrees to indemnify the Company and its officers, directors, employees, agents, representatives and Affiliates (each, a “Company Indemnitee”), against any and all Losses, joint or several, arising out of or based upon (i) an untrue statement or omission of a material fact made in any registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by the Investor or such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding the Investor or such Holder or its plan of distribution or ownership interests which was furnished in writing to the Company by the Investor or such Holder expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf of the Investor or such Holder “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company; provided that the obligation to indemnify shall be individual, not joint and several, for the Investor and each such Holder and shall be limited to the net amount of proceeds received by the Investor or such Holder from the sale of Registrable Securities pursuant to such registration statement.

(3)                                 If the indemnification provided for in Section 5.7(g) is unavailable to a Holder Indemnitee or Company Indemnitee (each, an “Indemnitee”), respectively, with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the indemnifying party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of the indemnifying party, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 5.7(g)(3) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.7(g)(1) and 5.7(g)(2).  Notwithstanding the provisions of this

Section 5.7(g), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the indemnifying party if the indemnifying party was not guilty of such fraudulent misrepresentation.

(4)                                 The indemnity and contribution agreements contained in this Section 5.7(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Section 5.6 of this Agreement.

(h)                                 Assignment of Registration Rights.  The rights of the Investor to registration of Registrable Securities pursuant to Section 5.7(a) may be assigned by the Investor to a transferee or assignee of Registrable Securities to which (1) there is transferred no less than the lesser of (i) one million dollars ($1,000,000) in Registrable Securities and (ii) all Registrable Securities held by the Investor, and (2) such transfer or assignment is permitted under the terms hereof; provided, however, that the transferee shall have agreed in writing for the benefit of the Company to be bound by all of the obligations of the Investor under Section 5.7 of this Agreement with respect to the transferred or assigned Registrable Securities, and provided further, that the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being transferred or assigned.

(i)                                    Rule 144; Rule 144A Reporting.  With a view to making available to the Investor and each Holder the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(1)                                 make and keep adequate and current public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2)                                 file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act);

(3)                                 so long as the Investor or a Holder owns any Registrable Securities, furnish to the Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(4)                                 take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(j)                                    As used in this Section 5.7, the following terms shall have the following respective meanings:

(1)                                 “Effectiveness Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 5.7(a), the earlier of (i) the one hundred thirty-fifth (135th) calendar day following the Closing Date (or, if the Registration Deadline is extended a number of days beyond sixty (60) days by clause (ii) of the definition of “Registration Deadline” below, then a number of days after the Closing Date equal to one hundred thirty-five (135) plus such number of days by which the Registration Deadline was extended beyond sixty (60)) and (ii) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business.

(2)                                 “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 5.7(h) hereof.

(3)                                 “Holders’ Counsel” means one (1) counsel for the selling Holders chosen by those Holders holding a majority interest in the Registrable Securities being registered.

(4)                                 “Register”, “registered”, and “registration” shall refer to a registration effected by preparing and (i) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement pursuant to Rule 415 under the Securities Act.

(5)                                 “Registrable Securities” means (i) all Securities acquired by the Investor hereunder and (ii) any equity securities issued or issuable directly or indirectly with respect to the Securities referred to in the foregoing clause (i) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will not be Registrable Securities when (A) they are sold pursuant to an effective registration statement under the Securities Act; (B) they shall have ceased to be outstanding; (C) with respect to any transferee of the Registrable Securities who is not an Affiliate of the Investor or a Holder, they shall be freely transferable pursuant to Rule 144 under the Securities Act in the hand of such transferee without any volume, holding period or other limitations (including no requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); or (D) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.  No Registrable Securities may be registered under more than one registration statement at one time.

(6)                                 “Registration Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 5.7(a), the later of (i) sixty (60) days after the Closing Date and (ii) if audited financial statements for the year ended December 31, 2011, are required to be included in the initial filing of the initial Shelf Registration Statement pursuant to Rule 3-12 of Regulation S-X of the SEC, then two (2) business days after such audited financial statements are first available.

(7)                                 “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 5.7, including all registration, filing and listing fees (including filings made with the Financial Industry Regulatory

Authority), printing expenses (including printing of prospectuses and certificates for the Registrable Securities), the Company’s expenses for messenger and delivery services and telephone, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include the compensation of regular employees of the Company, which shall be paid in any event by the Company, or Selling Expenses.

(8)                                 “Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(9)                                 “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter.

(10)                          “SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

(11)                          “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder, other than up to thirty thousand dollars ($30,000) of fees and disbursements of Holders’ Counsel, which shall be reimbursed by the Company pursuant to Section 5.7(b).

(k)                                If:

(1)                                 the initial Shelf Registration Statement is not filed with the SEC on or prior to the Registration Deadline;

(2)                                 the initial Shelf Registration Statement or any new Shelf Registration Statement required under Section 5.7(a) is not declared effective by the SEC (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline;

(3)                                 after its Effective Date, (i) such Shelf Registration Statement ceases for any reason (including by reason of a stop order or the Company’s failure to update the Shelf Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective or (ii) the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities (in each case of (i) and (ii), other than during an Allowable Suspension Period);

(4)                                 a suspension period exceeds the length of an Allowable Suspension Period; or

(5)                                 after the date six (6) months following the Closing Date, and only in the event a Registration Statement is not effective or available to sell all Registrable Securities, the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which the Holders who are not affiliates are unable to sell Registrable Securities without restriction under Rule 144 (any such failure or breach in clauses (1) through (5) above being referred to as an “Event”, and, for purposes of clauses (1), (2), (3) or (5) the date on which such Event occurs, or for purposes of clause (4) the date on which such Allowable Suspension Period is exceeded, being referred to as an “Event Date” for purposes of this Section 5.7(k)), then in addition to any other rights the Investor or any other

Holder may have hereunder or under applicable law, on each such Event Date the Company shall pay to the Investor and each other Holder an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to thirty-seven thousand, five hundred dollars ($37,500).  The parties hereto agree that notwithstanding anything to the contrary in this Agreement, no Liquidated Damages shall be payable to the Investor if as of the relevant Event Date (x) the Investor has not appointed a Board Representative or Board Observer, (y) the Registrable Securities may be sold by the Investor without volume or manner of sale restrictions under Rule 144 under the Securities Act and (z) the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as reasonably determined by counsel to the Company.  The Effectiveness Deadline for a Shelf Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Shelf Registration Statement on a timely basis results from the failure of the Investor to timely provide the Company with information requested by the Company and necessary to complete the Shelf Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by the Investor or such other Holder, as applicable).

5.8                               GOVERNANCE MATTERS.

(a)                                  The Company shall cause the Board Representative to be elected or appointed, as the case may be, subject to all legal and governance requirements and approvals regarding service and election or appointment as a director of the Company (including any required approvals of the Federal Reserve), and to the approval of the Company’s Nominating/Corporate Governance Committee (the “Governance Committee”) (such approval not to be unreasonably withheld, delayed or conditioned), to the Board of Directors, as well as the board of directors of the Bank (the “Bank Board”) for as long as the Investor, together with its Affiliates, has a Qualifying Ownership Interest.  The Company will recommend the election of the Board Representative to the Board of Directors and the Bank Board to its shareholders at the Company’s annual meeting of shareholders, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company (including those of the Federal Reserve) and to the approval of the Governance Committee (such approval not to be unreasonably withheld, delayed or conditioned).  If the Investor no longer has a Qualifying Ownership Interest, the Investor will have no further rights under Sections 5.8(a) through 5.8(c) and, at the written request of the Board of Directors, shall use all commercially reasonable efforts to cause its Board Representative to resign from the Board of Directors and the Bank Board as promptly as possible thereafter.  The Investor shall promptly inform the Company if and when it ceases to hold a Qualifying Ownership Interest in the Company.

(b)                                  The Board Representative shall, subject to applicable law, be one of the Company’s and the Governance Committee’s nominees to serve on the Board of Directors.  The Company shall use its commercially reasonable efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board of Directors.  At the option of the Board Representative, the Board of Directors shall cause such Board Representative to be appointed to any of two (2) of the following three (3) committees of the Board of Directors, and/or any equivalent committees of the Bank, as agreed by the Company and the Investor prior to the Closing: the Compensation Committee, the Governance Committee and the Risk Management Committee, in each case so long as the Board Representative qualifies to serve on such committees under the Company’s or the Bank’s corporate governance guidelines and committee charters currently in effect, as applicable, and rules applicable to the Company by any exchange on which the Common Shares are then listed.  The Company shall ensure, and shall cause the Bank to ensure, that each committee of the Board of Directors and any equivalent committees of the Bank shall have at least four (4) members for so long as the Investor shall have the right to appoint a Board Representative.  The Board Representative shall have the right to attend, as a nonvoting observer, each meeting of each committee of the Board of Directors and the Bank Board of which the Board Representative is not then a member.  The Investor covenants and agrees to hold all such information obtained from its Board Representative in confidence pursuant to the confidentiality and non-disclosure provisions of Section 3.3(b) above.

(c)                                  Subject to Section 5.8(a), upon the death, resignation, retirement, disqualification or removal from office as a member of the Board of Directors or the Bank Board of the Board Representative, the Investor shall have the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal and governance requirements regarding service as a director of the Company and shall be reasonably acceptable to the Company.  The Board of Directors and the Bank Board shall use their respective commercially reasonable efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being one of the Company’s and the Governance Committee’s nominees to serve on the Board of Directors and the Bank Board, using all commercially reasonable efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors or the Bank Board, as the case may be).

(d)                                  The Company hereby agrees that, from and after the Closing Date, for so long as the Investor and its Affiliates in the aggregate have a Qualifying Ownership Interest and do not have a Board Representative currently serving on the Board of Directors and the Bank Board (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall, subject to applicable law, invite a person designated by the Investor and reasonably acceptable to the Company (the “Board Observer”) to attend meetings of the Board of Directors and the Bank Board (including any meetings of committees thereof) in a nonvoting observer capacity.  The Board Observer shall be entitled to attend such meetings only in the event the Investor does not have a Board Representative on the Board of Directors and the Bank Board.  The Board Observer shall not have any right to vote on any matter presented to the Board of Directors or the Bank Board or any committee thereof.  The Company shall give the Board Observer written notice of each meeting of the Board of Directors and the Bank Board at the same time and in the same manner as the members of the Board of Directors or the Bank Board (as the case may be), shall provide the Board Observer with all written materials and other information given to members of the Board of Directors or the Bank Board (as the case may be) at the same time such materials and information are given to such members and shall permit the Board Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Board Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents; provided, however, that: (1) the Board Observer may be excluded, from executive sessions comprised solely of independent directors, by the Chairman of the Board (or, if applicable, the lead or presiding independent director) if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law, regulation or stock exchange listing standards (it being understood that it is not expected that the Board Observer would be excluded from routine executive sessions); (2) the Company, the Board of Directors, the Bank and the Bank Board shall have the right to withhold any information and to exclude the Board Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (i) necessary to protect the attorney-client privilege between such party and counsel or (ii) necessary to avoid a violation of fiduciary requirements under applicable law; and (3) the Investor shall cause the Board Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the Board Observer.  The Investor covenants and agrees to hold all such information obtained from the Board Observer as provided in the prior sentence in confidence pursuant to the confidentiality and non-disclosure provisions of Section 3.3(b) above.  If the

Investor and its Affiliates in the aggregate no longer have a Qualifying Ownership Interest, the Investor will have no further rights under this Section 5.8(d).

(e)                                  The Board Representative shall be entitled to compensation and indemnification in connection with his or her role as a director to the same extent as other directors on the Board of Directors or the Bank Board, as applicable, and the Board Representative shall be entitled to reimbursement for reasonable documented, out-of-pocket expenses incurred in attending meetings of the Board of Directors and the Bank Board or any committee thereof in accordance with Company policy.  The Company shall notify the Board Representative or the Board Observer, as the case may be, of all regular meetings and special meetings of the Board of Directors or the Bank Board and of all regular and special meetings of any committee of the Board of Directors and any committee of the Bank Board.  The Company shall provide the Board Representative or the Board Observer, as the case may be, with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors or the Bank Board (as applicable) concurrently as such materials are provided to the other members.

(f)                                    For purposes of this Agreement, “Board Representative” means such person designated by the Investor to be elected or appointed to the Board of Directors and the Bank Board in accordance with all legal and governance requirements regarding service and election or appointment as a director of the Company or any individual designated as a replacement Board Representative pursuant to Section 5.8(c) hereof.

5.9                               ANTI-TAKEOVER MATTERS.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, the Company and the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.

5.10                        ADDITIONAL REGULATORY MATTERS.

(a)                                  Each of the Company and the Investor agrees to cooperate and use its commercially reasonable efforts to ensure, including by communicating with each other with respect to the Investor’s purchases of the Common Shares, the Series B Preferred Shares and the Note, that neither the Investor nor any of the Investor’s Affiliates will become or control a “bank holding company” within the meaning of the BHC Act and the CBCA.

(b)                                  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall knowingly take any action (including any redemption, repurchase or recapitalization of Common Stock or Series B Preferred Stock or securities or rights, options or warrants to purchase Common Stock or Series B Preferred Stock or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock or Series B Preferred Stock, in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would reasonably be expected to pose a substantial risk that (1) the Investor’s equity of the Company (together with equity of the Company owned by the Investor’s affiliates (as such term is used under the BHC Act)) would exceed thirty-three and three-tenths percent (33.3%) of the Company’s total equity or (2) the Investor’s ownership of any class of Voting Securities of the Company (together with the ownership by the Investor’s affiliates (as such term is used under the BHC Act) of Voting Securities of the Company) would exceed twenty-four and nine-tenths percent (24.9%) of such class, in each case without the prior written consent of the Investor or such person, or to increase to an amount that would constitute “control” under the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause the Investor to “control” the Company under and for purposes of the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions).

(c)                                  Notwithstanding anything in this Agreement, in no event will the Investor or any of its Affiliates be obligated to:

(1)                                 without limiting clause (2) below, (i) propose or accept any divestiture of any of the Investor’s or any of its Affiliates’ assets, (ii) accept any operational restriction on the Investor’s or any of its Affiliates’ business or agree to take any action that limits the Investor’s or its Affiliates’ commercial practices in any way (except as they relate to the Company and the Company Subsidiaries) including by requiring the modification of governance, fee or carried interest arrangements with respect to, or otherwise by imposing any capital or other requirements on, the Investor or any of its Affiliates, (iii) agree to provide capital to, or otherwise maintain or contribute, directly or indirectly, to the capital of, the Company or any Company Subsidiary (including the Bank) other than the aggregate amount of the Purchase Price or (iv) register as a bank holding company, in each case in order to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated by this Agreement and the other Transaction Documents; or

(2)                                 propose or agree to accept any term or condition or otherwise modify the terms of this Agreement or any other Transaction Document, including, for the avoidance of doubt, the terms or the amount of the Securities to be delivered by the Company under this Agreement, to obtain any consent, acceptance or approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents if such term, condition, modification or confirmation would (i) materially adversely affect (with respect to the Investor or its Affiliates) any material term of the transactions or (ii) reasonably be expected to adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement and the other Transaction Documents or the anticipated benefits to the Investor and its Affiliates hereunder.

(d)                                  So long as the Investor holds any Securities, the Company will not, without the consent of the Investor, take any action, directly or indirectly through its subsidiaries or otherwise, that the Board of Directors of the Company believes in good faith would reasonably be expected to cause the Investor to be subject to transfer restrictions or other covenants of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions as in effect at the time of taking such action.

5.11                        FORM D AND BLUE SKY.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D.  The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investor pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification).  The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

5.12                        SECURITIES LAWS DISCLOSURE; PUBLICITY.  By 9:00 a.m., New York City time, on the first (1st) business day after the date of this Agreement, the Company shall issue one or more press releases or Current Reports on Form 8-K (collectively, the “Press Release”) reasonably acceptable to the

Investor disclosing all material terms of the transactions contemplated hereby and by the other Transaction Documents and any other material non-public information that the Company may have provided to the Investor at any time prior to the filing of the Press Release.  On or before 9:00 a.m., New York City time, on the fourth (4th) trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the material terms of this Agreement and the other Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents).  If this Agreement terminates prior to Closing, by the end of the first (1st) business day following the date of such termination, the Company shall issue a press release disclosing such termination.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor or any Affiliate or investment adviser of the Investor or include the name of the Investor or any Affiliate or investment adviser of the Investor in any press release or in any filing with the SEC (other than a registration statement) or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws in connection with (A) any registration statement contemplated by Section 5.7 and (B) the filing of final Transaction Documents with the SEC and (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under trading market regulations, in which case the Company shall provide the Investor with prior written notice of such disclosure permitted under this subclause (ii).  Whenever any party determines, based upon the advice of such party’s counsel, that a public announcement or other disclosure is required by or advisable with respect to any applicable law or regulation, the parties shall discuss the same with each other in good faith prior to the making of such public announcement or other disclosure.

5.13                        NO ADDITIONAL ISSUANCES.  Between the date of this Agreement and the Closing Date, except for the issuance of Common Shares issuable as of the date hereof as set forth in Section 2.2(c), the Common Shares issued in connection with the Rights Offering and the Securities being issued pursuant to this Agreement and the other Transaction Documents, the Company shall not issue and agree to issue any additional Common Shares, Series B Preferred Shares or other securities which provide the holder thereof the right to convert such securities into Common Shares.

5.14                        RIGHTS OFFERING.

(a)                                  As promptly as practicable following the execution of this Agreement, and subject to compliance with all applicable laws and regulations, including the Securities Act, the Company shall distribute to each holder of record of Common Stock as of the ten (10) calendar days following the close of business on the date this Agreement is executed by the parties (each, a “Legacy Shareholder”), non-transferable rights (the “Rights”) to purchase from the Company an amount of Common Shares calculated pursuant to Section 5.14(b) at a purchase price of five dollars and seventy-five cents ($5.75) per share (the “Rights Purchase Price”).  The transactions described in this Section 5.14, including the purchase and sale of Common Shares upon the exercise of Rights and the commitment to purchase Unsubscribed Shares pursuant to Section 5.14(d) shall be referred to in this Agreement as the “Rights Offering”.  The registration statement relating to the Rights Offering shall be filed with the SEC within twelve (12) calendar days of the execution of this Agreement; provided, however, if audited financial statements for the year ended December 31, 2011, are required to be included in the initial filing of the registration statement relating to the Rights Offering pursuant to Rule 3-12 of Regulation S-X of the SEC, then the registration statement related to the Rights Offering shall be filed with the SEC within two (2) business days after such audited financial statements are first available.  The Company shall use commercially reasonable efforts to cause the registration statement relating to the Rights Offering to be declared effective as promptly as practicable following the date of this Agreement, but in no event shall effectiveness of the registration statement and distribution of the Rights be delayed more than thirty (30) days following the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement relating to the Rights Offering will not be “reviewed” or will not be subject to further review.

(b)                                  Each Right shall entitle a Legacy Shareholder to purchase any whole number of Common Shares (including, for the avoidance of doubt, pursuant to customary over-subscription privileges), provided that: (1) no Legacy Shareholder shall thereby exceed, together with any other person with whom such Legacy Shareholder may be aggregated under applicable law, nine and nine-tenths percent (9.9%) Beneficial Ownership of the Company’s Common Shares; and (2) the aggregate purchase price of all Common Shares purchased in the Rights Offering shall not exceed seven million dollars ($7,000,000).

(c)                                  In the event the Rights Offering is over-subscribed, subscriptions by Legacy Shareholders shall be reduced proportionally based on their pro rata ownership of the Common Stock outstanding as of the close of business on the trading day immediately preceding the Closing Date.

(d)                                  In the event the Company does not sell an aggregate amount of Common Shares to the Legacy Shareholders equal to the maximum number permitted by Section 5.14(b), the Investor hereby agrees to purchase the Unsubscribed Shares in accordance with the terms and conditions set forth in Section 1.2(a).  For purposes of this Agreement, “Unsubscribed Shares” means that number of Common Shares determined as follows: (1) the maximum number of Common Shares permitted to be sold under Section 5.14(b), minus (2) the number of Common Shares actually subscribed for by the Legacy Shareholders.  The obligation of the Investor described in this Section 5.14(d) shall be personal to the Investor and the transfer, assignment and/or conveyance of said obligation from the Investor to any other person and/or entity, other than to an Affiliate of the Investor or a person that shares a common discretionary investment advisor with the Investor, but only if such transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement to the same extent as the Investor (with a copy thereof to be furnished to the Company) (any such transferee shall be included in the term “Investor”), is prohibited and shall be void and of no force or effect.

5.15                        EXCHANGE OF SERIES B PREFERRED.   Upon the date on which the Federal Reserve informs the Investor that the Federal Reserve will not provide the Federal Reserve Approval until the date that the Series B Preferred Shares no longer remain issued and outstanding, the Investor may from time to time request that the Company exchange the Series B Preferred Shares for one (1) or more promissory notes to be issued by the Company to the Investor in a principal amount that reflects the face value of the Series B Preferred Shares that the Investor desires to exchange and otherwise includes such additional terms and conditions that are consistent with the terms and conditions of the Note (each, an “Exchange Note”).  Upon the Company’s receipt of the Investor’s written request that the Company issue an Exchange Note, the Company shall negotiate in good faith with the Investor regarding the terms of an appropriate exchange agreement (the “Exchange Agreement”) and issue the Exchange Note to the Investor upon the Company’s receipt of all necessary consents, approvals or exemptions from the appropriate bank regulatory authorities, including the Federal Reserve and OFIR, required in connection with the transactions contemplated by the Exchange Agreement and the Exchange Note.  Upon the Investor’s tender of Series B Preferred Shares and the Company’s issuance of an Exchange Note, each such Exchange Note shall be deemed Purchased Shares and Registrable Securities for all purposes of this Agreement.

ARTICLE VI.
MISCELLANEOUS

6.1                               SURVIVAL.  Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of eighteen (18) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, except that the Special Representations and Warranties shall survive until expiration of the statute of limitations applicable to the underlying claim (or until final resolution of any claim or action arising from the breach of any such Special Representations and Warranties, if notice of such breach was provided prior to the end of such period).  Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2                               AMENDMENT.  No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

6.3                               WAIVERS.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4                               COUNTERPARTS AND FACSIMILE.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file and such signatures will be deemed as sufficient as if actual signature pages had been delivered.

6.5                               GOVERNING LAW.  This Agreement will be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed entirely within the State of Michigan.  The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Michigan for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7                               NOTICES.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Investor:

Steinhardt Capital Management, LLC
650 Madison Avenue, 17th Floor
New York, NY 10022
Attn: David R. Steinhardt
Telephone: (212) 610-2101
Facsimile: (646) 304-9686
Email: davids@woostercapital.com

with a copy to (which copy alone shall not constitute notice):

Bodman PLC
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, MI 48226
Attn: Edwin J. Lukas
Telephone: (313) 393-7523
Facsimile: (313) 393-7579
Email: elukas@bodmanlaw.com

If to the Company:

Mackinac Financial Corporation
130 South Cedar Street
Manistique, MI 49854
Attn: Paul D. Tobias, Chief Executive Officer
Telephone: (248) 290-5901
Facsimile: (248) 290-5913
Email: ptobias@bankmbank.com

with a copy to (which copy alone shall not constitute notice):

Honigman Miller Schwartz and Cohn LLP
350 East Michigan Avenue, Suite 300
Kalamazoo, MI 49007
Attn: Phillip D. Torrence, Esq.
Telephone: (269) 337-7702
Facsimile: (269) 337-7703
Email: ptorrence@honigman.com

6.8                               ENTIRE AGREEMENT, ETC.  This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof; the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and, with respect to the Investor, its permitted assigns; and this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that the Investor shall be permitted to assign its rights or obligations hereunder (a) to any Affiliate entity or person that shares a common discretionary investment advisor, but only if the transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement to the same extent as the Investor (with a copy thereof to be furnished to the Company) (any such transferee shall be included in the term “Investor”); provided, further, that no such assignment shall relieve the Investor of any of its obligations under this Agreement and (b) as and to the extent provided in Section 5.6.

6.9                               OTHER DEFINITIONS.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.  When used herein:

(a)                                 the term “subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls fifty-one percent (51%) or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which fifty-one percent (51%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity;

(b)                                 the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities, by contract or otherwise;

(c)                                  the word “or” is not exclusive;

(d)                                 the words “including”, “includes”, “included” and “include” are deemed to be followed by the words “without limitation”;

(e)                                  the terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(f)                                   “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Michigan generally are authorized or required by law or other governmental actions to close;

(g)                                 “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(h)                                 “Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(i)                                    “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the following officers of the Company: Paul D. Tobias, Kelly W. George and Ernie R. Krueger; and

(j)                                    “knowledge of the Investor” or “Investor’s knowledge” means the actual knowledge of David R. Steinhardt.

6.10                        CAPTIONS.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11                        SEVERABILITY.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12                        NO THIRD-PARTY BENEFICIARIES.  Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto and the Financial Advisor, any benefit, right or remedy, except that the provisions of Sections 3.4, 5.4, 5.6 and 5.7 shall inure to the benefit of the persons referred to in those Sections, including any Holders.  The representations and warranties set forth in Article II and the covenants set forth in Articles III and V have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the Disclosure Schedules, each of which contains certain disclosures that are not reflected in the text of this Agreement and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

6.13                        TIME OF ESSENCE.  Time is of the essence in the performance of each and every term of this Agreement.

6.14                        PUBLIC ANNOUNCEMENTS.  Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.15                        SPECIFIC PERFORMANCE.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

THE COMPANY:

MACKINAC FINANCIAL CORPORATION

By:	/s/ Paul D. Tobias
Name:	Paul D. Tobias
Title:	Chairman and Chief Executive Officer

THE INVESTOR:

STEINHARDT CAPITAL INVESTORS, LLLP

BY:	STEINHARDT CAPITAL MANAGEMENT, LLC
ITS:	GENERAL PARTNER

	By:	/s/ David R. Steinhardt
	Name:	David R. Steinhardt
	Title:	Manager

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT